Exhibit 10.1

EXECUTION VERSION

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE

U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDED AND RESTATED

NITROGEN FERTILIZER PURCHASE AGREEMENT

between

CF INDUSTRIES NITROGEN, LLC

and

CHS INC.

TABLE OF CONTENTS

1.	Definitions	1
2.	Term, Effectiveness and Effect on Other Agreements	5
3.	Sale and Purchase of Product and Deliveries	5
4.	Quality and Quantity Determination	5
5.	Purchase Price	6
6.	Payment	6
7.	Schedule for Deliveries	7
8.	Product Mix and Location Flexibility	10
9.	DEF and Specialty Products	10
10.	Title and Risk of Loss; Deliveries	10
11.	Indemnity	11
12.	Taxes, Fees and Licenses	13
13.	Force Majeure	13
14.	Major Unplanned Outages	15
15.	Warranty	17
16.	Default and Remedies	17
17.	Representations and Warranties	17
18.	Coordination and Review	18
19.	Confidentiality	18
20.	Dispute Resolution and Governing Law	19
21.	Injunctive Relief	20
22.	Miscellaneous	20

Exhibit 1		Ex. 1-1
Exhibit 2		Ex. 2-1
Exhibit 3		Ex. 3-1
Exhibit 4		Ex. 4-1

AMENDED AND RESTATED

NITROGEN FERTILIZER PURCHASE AGREEMENT

AMENDED AND RESTATED NITROGEN FERTILIZER PURCHASE AGREEMENT (this “Agreement”) is made on December 18, 2015, (the “Effective Date”) and with effect as set out hereinafter, between CF INDUSTRIES NITROGEN, LLC, a limited liability company organized under the law of Delaware (“Seller”) and CHS INC., a Minnesota cooperative (“Buyer”). Seller and Buyer may individually be referred to as a “Party” and collectively as the “Parties.”

A.                                    WHEREAS, Seller owns and operates plants and terminals for the production, storage and delivery, of UAN and Urea (each as defined below) and has long term agreements to purchase UAN and Urea from plants owned and operated by certain of its Affiliates;

B.                                    WHEREAS, Buyer desires to purchase such products from Seller at fair market value pursuant to this Agreement for distribution and resale; and

C.                                    WHEREAS, the Parties previously entered into that certain Nitrogen Fertilizer Purchase Agreement dated August 11, 2015 (the “Original Supply Agreement”) and desire to amend and restate such agreement in its entirety;

NOW THEREFORE, the Parties agree that the terms of the Original Supply Agreement are superseded and that such agreement is amended and restated in its entirety as follows:

1.                                      Definitions

The following terms shall have the following meanings:

“Affiliate” of a person means any person controlling, controlled by or under common control with the first person. For purposes of this definition, control means the power to direct the management or affairs of a person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Schedule” has the meaning defined in Section 7(b).

“Annual Amount” means (i) for UAN a maximum of 580,000 Short Tons in any Contract Year, and (ii) for Urea a maximum of 1,095,000 Short Tons in any Contract Year.  The Annual Amount of Product may be adjusted pursuant to Sections 8 and 14(e).

“Bankruptcy Event” experienced by a Party means:

(a)                                 a court having jurisdiction enters a decree or order for (i) relief in respect of the Party in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Party or for all or substantially all of the property of such Party or (iii) the winding up or liquidation of the Party’s affairs and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

(b)                                 the Party (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Party for all or substantially all of the property of such Party, or (iii) effects any general assignment for the benefit of creditors.

“Base Quantity” means 1/12 of the amount of each Product shown with respect to each Production Facility in Exhibit 1.

“Business Day” means any day other than a Saturday or Sunday, or other day on which commercial banks in New York are authorized or required by law to close.

“Buyer” has the meaning defined in the Preamble.

“Buyer Facility” means a terminal or warehouse owned or controlled by Buyer or one of its Affiliates, or a customer facility designated by Buyer from time to time.

“Buyer Force Majeure Event” has the meaning defined in Section 13(b).

“Buyer Indemnitees” has the meaning defined in Section 11(a).

“Change in Law” means the enactment, adoption, promulgation, modification, suspension or repeal, after the Effective Date, by any Governmental Authority of any Legal Requirements.

“Claim” means any action, suit, proceeding, hearing, investigation, audit, litigation, charge, complaint, claim, or demand by any person.

“Competitor Notice” has the meaning defined in the definition of Seller Competitor.

“Contest Notice” has the meaning defined in Section 11(e).

“Contract Year” means a period of twelve (12) consecutive Months beginning on January 1.

[***]

“Damages” shall mean any and all Claims, losses, liens, injuries to persons or property, and causes of action of every kind and character including but not limited to strict liability claims and administrative law actions and orders, the amounts of judgments, fines, penalties, interest, court costs, investigation expenses, and costs and legal fees (including but not limited to attorneys’ and experts’ fees), but shall in no event, as between or among Buyer, Buyer Indemnitees, Seller, and Seller Indemnitees, include special, indirect, consequential, punitive, exemplary or other similar damages, or Claims for lost profits, lost business opportunities or business interruption.

“Default Rate” means a per annum interest rate equal to the sum of: (i) the 12 month U.S. Dollar LIBOR interest rate as published by Thomson Reuters (or such other mutually agreed publication if Thomson Reuters no longer publishes such rate) for the first day when interest is due, and (ii) 300 basis points.

“Deficiency Amount” has the meaning defined in Section 14(e).

“Delivery Commencement Date” means February 1, 2016.

“Delivery Month” has the meaning defined in Section 7(a).

“Delivery Point” means (i) for deliveries made at a Production Facility, where Seller’s loading pipe flange connects with the receiving transportation equipment or the point where Seller’s loading equipment otherwise discharges Product into the receiving transportation equipment, as applicable, (ii) for deliveries made at a Buyer Facility from barge or truck, where Buyer’s off-loading pipe flange connects with the delivering transportation equipment or the point where the delivering transportation equipment otherwise discharges Product to such Buyer Facility, as applicable, or (iii) for deliveries made at a Buyer Facility from rail car, the point at which the delivering rail car enters the rail yard at such Buyer Facility.

“Dispute” has the meaning defined in Section 20(b).

“Effective Date” has the meaning defined in the Preamble.

[***]

“Event of Default” has the meaning defined in Section 16(a).

“Forecast” has the meaning defined in Section 7(a).

“Governmental Authority” means (i) any federal, state, local, municipal, or other government, whether domestic or foreign, (ii) any governmental, regulatory or administrative agency, commission or other authority, whether domestic or foreign, lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, and (iii) any domestic or foreign court or governmental tribunal.

“Indemnified Party” has the meaning defined in Section 11(d).

“Indemnifying Party” has the meaning defined in Section 11(d).

“Legal Requirements” means all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, governmental approvals or consents, directives, and requirements of all Governmental Authorities.

“Major Unplanned Outage” has the meaning defined in Section 14(a).

“Market Price” with respect to a Product has the meaning defined in Exhibit 2.

“Month” means a calendar month.

“Monthly Schedule” has the meaning defined in Section 7(b).

“Neutral Accounting Arbitrator” has the meaning defined in Section 20(c).

“Notice of Claim” has the meaning defined in Section 11(d).

“Notice of Liability” has the meaning defined in Section 11(e).

“Partial Contract Year” means:

(a)                                 with respect to the first Contract Year, the period commencing on February 1, 2016 and ending December 31, 2016; and

(b)                                 with respect to the final Contract Year, in the event the Agreement is terminated on a date other than December 31, the period of time between the preceding January 1 and the termination date.

“Planned Outage” means any planned maintenance of major production equipment of a Production Facility, not to exceed 60 days in any Contract Year, that will limit the output of UAN and/or Urea from such Production Facility during a Contract Year and the planned occurrence of which is communicated to Buyer no later than 90 days prior to such Contract Year.  No less than 90 days in advance of any Planned Outage, Seller shall give Buyer notice of the expected start date of such Planned Outage which may begin as many as 10 days earlier and 10 days later than the day specified in such notice. Except as otherwise agreed by the Parties, any days of outage that occur outside of the combination of such +/- 10 day start date and maximum 60 day duration shall not constitute Planned Outage days.

“Product” means UAN and/or Urea to be sold pursuant to this Agreement, as applicable.

“Production Economic Cost” for each Product has the meaning defined in Exhibit 4.

“Production Facility” means the applicable production plant or facility owned by Seller or an Affiliate of Seller as of the Delivery Commencement Date, as such plants and facilities are specified in Exhibit 1.

“Public Official” means anyone in the service of a public body, Governmental Authority or government (including the legislature, judiciary or the executive) or of a public international organization.

“Purchase Price” has the meaning defined in Section 5.

“Reference Month” has the meaning defined in Section 7(c).

“Scales” has the meaning defined in Section 4(c).

“Seller” has the meaning defined in the Preamble.

“Seller Competitor” means, for any Contract Year, a person (or an Affiliate of a person) listed on Exhibit 3 hereto; provided, however, that Exhibit 3 shall be updated as of the beginning of each Contract Year such that it shall consist of [***].

“Seller Force Majeure Event” has the meaning defined in Section 13(a).

“Seller Indemnitees” has the meaning defined in Section 11(b).

“Short Ton” means 2000 pounds.

“Specifications” means the specifications for UAN and Urea set forth in Seller’s Product Specification Sheet for each Product (available at www.cfindustries.com) in effect at the time a Monthly Schedule for Product is determined. Seller reserves the right, at any time and from time to time, to amend the Specifications by sending to Buyer a revised Product Specification Sheet; provided that any Product produced in accordance with and meeting amended Specifications must permit Buyer to continue to sell or distribute such Product in the ordinary course of business in North America and must remain suitable for the customary uses of the Product that exist as of the Effective Date.

“Taxes” has the meaning defined in Section 12.

“UAN” means 32% urea ammonium nitrate solution.

“Urea” means urea in granular form.

[***]

2.                                      Term, Effectiveness and Effect on Other Agreements

(a)                                 This Agreement shall be effective as of the Effective Date and shall continue in force and effect until its expiration on December 31, 2097, unless earlier terminated by mutual agreement of the Parties or as a remedy for an Event of Default. Sections 11, 12, 15, 16, 19, 20, and 21 shall survive expiration or any termination of this Agreement, together with any other provisions that are necessary to enforce the Parties’ respective rights and obligations arising from events or circumstances occurring prior to such termination or expiration.

(b)                                 For the avoidance of doubt, any purchases of Product pursuant to this Agreement shall not be included in the “Minimum Target Volume” that is required to be purchased and shipped to Buyer in order for incentive rebate payments to be issued to Buyer pursuant to that certain Product Incentive Program dated as of July 1, 2015; provided, however, that the Parties shall in good faith negotiate prior to the end of the “Program Period” (as such term is defined in the Product Incentive Program) an equitable adjustment of the “Minimum Target Volume” for UAN and Urea purchased by Buyer as of the Delivery Commencement Date.

(c)                                  As of the Delivery Commencement Date, this Agreement shall supersede that certain Urea Barge Index Agreement between Seller’s Affiliate CF Industries Sales, LLC and Buyer dated as of June 15, 2015, and such agreement shall no longer be in force or effect.

3.                                      Sale and Purchase of Product and Deliveries

(a)                                 In each full Contract Year beginning on or after the Delivery Commencement Date and subject to the other terms and conditions of this Agreement, (i) Seller agrees to make available for purchase by Buyer the Annual Amount of each Product, and (ii) in accordance with each Monthly Schedule, Buyer agrees to purchase and accept delivery of, and Seller agrees to sell and deliver, Product at, or for further shipment to Buyer from, the Production Facilities specified in Exhibit 1, in each case in amounts not exceeding (1) the Annual Amount for each such Product in any Contract Year, and (2) the amounts specified in Exhibit 1 with respect to each such Product at each such Production Facility in any Contract Year; provided, however, that with respect to any Partial Contract Year the provisions of this Agreement that apply on an annual basis shall be prorated according to the number of days in such Partial Contract Year.

(b)                                 Seller shall (i) deliver Product pursuant to this Agreement at the applicable Delivery Point within the applicable Production Facility as specified in Exhibit 1 to barges, trucks or rail cars provided by Buyer, or (ii) at Buyer’s election, ship Product from the applicable Production Facility as specified in Exhibit 1 to a Delivery Point within a Buyer Facility as specified by Buyer.

4.                                      Quality and Quantity Determination

(a)                                 All Product shall conform to the Specifications. Notwithstanding the previous sentence, Seller shall have no liability under this Agreement for any alleged failure of Product to conform to the Specifications unless such Claim is made by notice to Seller within 45 days of delivery to the Delivery Point.

(b)                                 In the event that any delivered Product does not conform to the Specifications and a Claim therefor is made within the time period specified in subsection (a), Seller shall at Buyer’s option, either (i) deliver to the applicable Delivery Point equivalent quantities of conforming Product as promptly as practical at Seller’s expense, or (ii) refund any Purchase Price paid by Buyer for the nonconforming Product and any transportation and handling costs incurred by Buyer prior to determination of the nonconformance. In both cases Seller shall reimburse to Buyer all costs incurred by Buyer to dispose of nonconforming Product; provided however that Buyer shall use commercially reasonable efforts to cooperate with Seller to minimize such disposal costs. Such reasonable efforts shall include, at Seller’s option, the sale of nonconforming Product at a discount from the Purchase Price; provided, however, that (1) Buyer has no obligation to purchase such nonconforming Product, (2) nonconforming Product that is accepted and purchased by Buyer at Market Price shall count toward the Annual Amount, and (3) nonconforming Product that is purchased by Buyer at a discount shall not count toward the Annual Amount. The foregoing remedies are not exclusive and, except as expressly provided to the contrary herein, Buyer shall be entitled to all rights and remedies otherwise available to it under applicable law.

(c)                                  The weight of Product delivered and sold to Buyer under this Agreement shall be determined (i) by origin survey at the Production Facility from which Product is delivered or shipped to Buyer in the case of Product to be transported by barge, and (ii) by scale weight in the case of Product to be transported by rail or truck. All origin surveys shall be performed by a reputable and appropriately licensed independent surveyor selected and paid for by Seller. All scale weights shall be determined by Seller at the Production Facility from which Product is to be delivered or shipped to Buyer. Seller shall install, own, maintain and operate accurate scales and other measurement facilities (the “Scales”) suitable for determining the weights of rail and truck shipments of Product.

(d)                                 Seller shall calibrate the Scales as required for certification by the applicable Governmental Authority. All Scales shall be open to inspection by Buyer at all reasonable times. In the event either Party disputes the accuracy of any measurement taken by all or any one of the Scales, such Scales may be tested no more frequently than two times in a Contract Year by an independent testing agency mutually acceptable to the Parties, except in the event that a test demonstrates an inaccuracy of the Scales of 1% or more, in which case the applicable test shall not count towards the foregoing two test limit. The expense of any such test shall be borne by the Party requesting the test; provided, that if such independent test demonstrates that the measurements taken by the Scales are less than 99% accurate on average, then (x) the costs of the independent test shall be borne by Seller and (y) the Scales shall be recalibrated to the standard required by the applicable Governmental Authority as soon as reasonably possible. The settlement of any discrepancy in Purchase Price paid as a result of inaccurate measurements shall be made on the immediately succeeding invoice. If the Parties are unable to ascertain when the inaccuracy commenced, the inaccuracy will be deemed to have commenced on a date which is halfway between the date of the last recalibration and the date of the calibration which revealed the inaccuracy. If the quantity of Product delivered to Buyer, as determined pursuant to the foregoing measurements, is lower than the corresponding quantity of Product set forth in invoices submitted to Buyer hereunder, the difference in quantity between the amount determined and the amount invoiced shall not, unless subsequently delivered in accordance with the terms of this Agreement, count toward the Annual Amount.

5.                                      Purchase Price

For each Short Ton of Product purchased by Buyer from Seller, Buyer agrees to pay the applicable price as set forth in Exhibit 2 (the “Purchase Price”).

6.                                      Payment

(a)                                 Seller shall send an invoice or invoices to Buyer for deliveries of Product at each Delivery Point that have occurred in a Delivery Month by the [***] day of the succeeding Month or the next Business Day thereafter in the event that the [***] day is not a Business Day. The quantity of Product to be billed for each delivery shall equal the net weight of Product delivered at, or shipped from, a Production Facility as determined by origin survey or scale weight, as applicable.  Buyer shall pay the amount of each invoice within [***] days from date of such invoice, subject to disputed invoices.

(b)                                 Buyer shall invoice Seller for any amounts due Buyer for a Delivery Month by the [***] day of the succeeding Month or the next Business Day thereafter in the event that the [***] day is not a Business Day. Seller shall pay the amount of each invoice within [***] days from date of such invoice, subject to disputed invoices.

(c)                                  All payments shall be made in U.S. dollars by wire transfer to a bank designated by the receiving Party. In the event that the paying Party reasonably and in good faith disputes any invoice hereunder, such Party shall so notify the other Party within 20 days from the date of the invoice, with notice of the reason for such Dispute and the paying Party shall pay the portion of such invoiced amount not so disputed. Payment of the disputed portion of the invoiced amount will only become due, and the paying Party shall pay the disputed portion of the invoiced amount within seven (7) days, after resolution of the Dispute pursuant to Section 20. The paying Party’s failure to pay the disputed portion of any invoiced amount disputed in good faith shall not be deemed a breach hereof or a late payment.

(d)                                 Interest shall be due on all late payments of any amounts due under this Agreement and shall be calculated as simple interest at the Default Rate.

7.                                      Schedule for Deliveries

(a)                                 No later than 90 days before the first day of each Month in which Product is to be delivered during the term of this Agreement (a “Delivery Month”), Buyer shall provide to Seller a forecast of Buyer’s requirements for Product to be sold from each Production Facility during such Delivery Month, which shall include an indication of whether and in what amounts such Product is to be shipped and delivered to one or more Buyer Facilities (such forecast the “Forecast”) consistent with the Annual Amounts and Exhibit 1. (For the avoidance of doubt, the requirement of this subsection and subsection (b) shall commence 90 days prior to the Delivery Commencement Date in order to provide Seller with appropriate transition and planning information.) Representatives from each Party will promptly meet thereafter at a mutually acceptable time, in person or via teleconference, to discuss the Forecast.

(i)                                     In preparing each Forecast for a Delivery Month, Buyer shall have the right to request the sale of each Product from each Production Facility in an amount not exceeding 110% of the Base Quantity for such Product at such Production Facility; provided that during any consecutive period of three Delivery Months the aggregate amount of any Product requested to be sold from any Production Facility shall not exceed 105% of the sum of the Base Quantities for such Product at such Production Facility for such three Month period.

(ii)                                  The Parties agree that until the Forecasts become Monthly Schedules, such Forecasts are estimates only.  For the avoidance of doubt, (A) Buyer in submitting a Forecast as required pursuant to this subsection (a) or an updated Forecast as required pursuant to subsection (b) shall not have any obligation under this Agreement to submit a Forecast that provides for the delivery or purchase of any Product, and (B) Buyer shall have no obligation under this

Agreement to purchase any Product except as provided in a Monthly Schedule established pursuant to subsection (b).

(iii)                               Seller shall promptly notify Buyer of any known or anticipated events, including any unplanned outages of production equipment, including Major Unplanned Outages, that will prevent Seller from delivering the specified amounts of Product in accordance with the Forecasts, and Buyer shall promptly notify Seller of any known or anticipated events that will prevent Buyer from accepting the specified amounts of Product in accordance with the Forecasts.

(iv)                              Each Forecast shall take into account any Planned Outage, and Buyer shall not include in a Forecast the sale of a Product from a Production Facility that cannot be produced at such Production Facility due to a Planned Outage. If the desired delivery of any Product from or at a Production Facility would be adversely affected by a Planned Outage, Seller shall use commercially reasonable efforts, at Buyer’s request, to increase deliveries of affected Product during preceding and succeeding Months. Any variation included by Buyer in a Forecast due to a Planned Outage shall not be taken into account for the purpose of the calculation of permitted variance under Section 7(a)(i).

(v)                                 For the avoidance of doubt, notwithstanding any provisions of clause (i) and clause (iv), Seller shall not have any obligation to sell or deliver quantities of Product in excess of the Annual Amount for such Product in any Contract Year.

(b)                                 No later than 45 days before the first day of each Delivery Month, Buyer shall provide to Seller an updated Forecast, subject to the same limitations set forth in Section 7(a) above, with such updated Forecast to include Buyer’s proposed schedule for the delivery at each Production Facility, or shipment to a Buyer Facility, of Product to Buyer during such Month, including anticipated delivery dates and the applicable Delivery Point at which Buyer desires delivery of such Product from a Production Facility to be made.  No later than the first day of the Month immediately preceding each Delivery Month, Seller shall either (i) confirm to Buyer that Seller accepts Buyer’s updated Forecast, or (ii) submit to Buyer an alternative schedule (the “Alternative Schedule”), which may be either (1) a schedule based on the updated Forecast but modified to provide for the delivery of quantities of a Product from one or more Production Facilities that are less than the applicable quantities specified in Buyer’s updated Forecast, or (2) subject to the terms of Section 7(c), a [***]; provided that Seller may only submit an Alternative Schedule pursuant to (1) if and to the extent (x) the requested deliveries of a Product from a Production Facility cannot be satisfied on account of a Seller Force Majeure Event, after complying with Seller’s obligations under Section 13, or (y) Buyer’s updated Forecast was not timely submitted or does not satisfy the limitations in Section 7(a). In its submission of a proposed Alternative Schedule, Seller shall include sufficient detail to demonstrate compliance with the proviso of the previous sentence or, as applicable, subsection (c), and at Buyer’s request, Seller shall provide additional information concerning Seller’s inability to supply such Product quantities. At Buyer’s request, Seller and Buyer shall consult together concerning Seller’s proposed Alternative Schedule and use commercially reasonable efforts to agree upon any changes or revisions to such proposed Alternative Schedule, including, as applicable, sales of Product from other Seller facilities and sales of increased quantities of Product in later Months (which sales shall not be accounted for in the variations permitted in Section 7(a)(i) but shall be subject to Section 7(a)(v)). If the Parties are unable to agree upon any such changes or revisions to Seller’s proposed Alternative Schedule by the date that is 20 days before the first day of the applicable Delivery Month, then the most recent Alternative Schedule proposed by Seller shall become final (without prejudice to any Buyer Claim hereunder that Seller has breached its obligations). Buyer’s updated Forecast (if confirmed by Seller or if Seller fails to propose an Alternative Schedule by the date that is 20 days before the first day of the applicable Delivery Month) or Seller’s Alternative Schedule (if Buyer’s updated Forecast is not confirmed and such Alternative Schedule becomes final in accordance with this subsection (b)) shall be binding and shall constitute the monthly schedule for deliveries of Product in the applicable Delivery Month (the “Monthly Schedule”).  In each Delivery Month the aggregate amount of each Product to be delivered at each Delivery Point in such Month pursuant to the applicable Monthly Schedule shall be binding on the Parties; provided that the failure of either Party to meet the schedule for delivery or acceptance of Product, as applicable, with respect to any particular day of such Month as set out in such Monthly Schedule shall not result in liability to such Party except as may occur with respect to any liability for demurrage or other third party charges pursuant to subsection (h).

(c)                                  Seller may, in accordance with subsection (b), submit an Alternative Schedule providing for [***], if (i) the Market Prices for [***] for the Month preceding the Month preceding such Delivery Month (the “Reference Month”) were less than [***], and (ii) Seller reasonably believes that the Market Prices for [***] in the Month preceding the applicable Delivery Month and in the Delivery Month will be less than [***].

(d)                                 In instances where Seller is obligated to ship a quantity of Product to a Buyer Facility pursuant to a Monthly Schedule and such quantity of Product is in transit, Buyer may request diversion and delivery of such quantity in whole or in part to a different Delivery Point. Seller shall use commercially reasonable efforts to achieve the requested diversion and delivery, and Buyer shall be liable for the payment of any incremental freight costs resulting thereby.

(e)                                  Seller shall deliver the specified amounts of Product from the applicable Production Facility to the applicable Delivery Point in accordance with each Monthly Schedule, and Buyer shall accept delivery at such Delivery Point of the specified amounts of Product in accordance with each Monthly Schedule. Seller shall promptly notify Buyer of any known or anticipated events, including any unplanned outages of production equipment (including Major Unplanned Outages), that will prevent Seller from delivering the specified amounts of Product in accordance with the Monthly Schedule, and Buyer shall promptly notify Seller of any known or anticipated events that will prevent Buyer from accepting the specified amounts of Product in accordance with the Monthly Schedule.

(i)                                     If Buyer fails to accept delivery of Product at a Delivery Point in accordance with a Monthly Schedule, then Seller shall have the right to sell such Product to a third party and Buyer shall be liable to Seller for the excess of (i) the amount otherwise payable to Seller under this Agreement for such Product, less (ii) the amount actually received by Seller for such Product, plus reasonable costs and expenses. Seller shall use commercially reasonable efforts to mitigate such amount.

(ii)                                  If Seller fails to deliver any Product at a Delivery Point in accordance with a Monthly Schedule, then Buyer shall have the right to purchase such Product from a third party and Seller shall be liable to Buyer for the excess of (i) the amount actually paid by Buyer for such Product, less (ii) the amount otherwise payable to Seller under this Agreement for such Product, plus reasonable costs and expenses. Buyer shall use commercially reasonable efforts to mitigate such amount.

(iii)                               If Seller is unable to sell Product to a third party that Buyer failed to accept, or if Buyer is unable to buy Product from a third party that Seller failed to supply, then the non-complying Party, at the request of the other Party, shall use commercially reasonable efforts to increase the quantity of Product it delivers and sells, or accepts and purchases, as applicable, from or at another Production Facility or in later Months in order to replace the quantity of Product that was not purchased or sold due to such non-compliance.

(f)                                   In instances in which the Delivery Point for a Product is at a Production Facility (and not delivered by Seller to Buyer at a Buyer Facility), Buyer shall provide all barges, trucks and railcars, whether or not owned by Buyer, necessary for the transportation of Product from the applicable Delivery Point and shall provide sufficient numbers of barges, railcars or trucks for loading within time frames that will permit Seller to meet each Monthly Schedule. All barges, trucks and railcars provided by Buyer (i) shall be suitable for the transportation of the relevant Product, (ii) where previously used for the transportation of other substances shall be cleaned of such substances, and (iii) shall comply with all applicable Legal Requirements (and in the case of barges with Seller’s applicable dock tariff). In order to allow for the timely shipping of Products per each Monthly Schedule, Seller shall work cooperatively with the transportation companies engaged by Buyer to transport Products from the applicable Production Facility. However, for the avoidance of doubt Seller shall have no liability pursuant to this Agreement for deviations from the Monthly Schedules caused by inadequate transportation services provided by the Buyer or such transportation companies.

(g)                                  In instances in which the Delivery Point for a Product is at a Buyer Facility, Seller shall be responsible for providing all transportation necessary to accomplish the applicable delivery of Product. Without prejudice to the generality of the foregoing, each Party has the right to request meetings with the other Party from time to time to discuss methods to improve the efficiency of Product transport, which by mutual agreement may include Buyer assigning, or taking an assignment of, carrier leases.

(h)                                 Each Party shall be liable to the other Party for demurrage or other third party charges related to transportation delay caused by such Party or its contractors.

(i)                                     Notwithstanding Section 22(a) of this Agreement, all forecasts, schedules, notices and other communications between the Parties pursuant to this Section 7 may be transmitted by email to an email address designated by each Party from time to time or by such other equally efficient means as the Parties may mutually agree.

8.                                      Product Mix and Location Flexibility

(a)                                 At least 90 days prior to the beginning of each Contract Year during the term of this Agreement and as desired by either Party, the Parties shall discuss increasing the Annual Amount of UAN by up to 100,000 Short Tons for such Contract Year and decreasing the Annual Amount of Urea by an equivalent nutrient amount for such Contract Year, or vice versa. Any such increase and decrease shall only occur by mutual agreement of the Parties and shall not carry over into the succeeding Contract Year.

(b)                                 At least 90 days prior to the beginning of each Contract Year and as desired by either Party, the Parties shall discuss, and use commercially reasonable efforts to agree upon, reallocating quantities of the Annual Amount of a Product from a Production Facility to another Production Facility or any other fertilizer production facility then owned by Seller or its Affiliates. Any such reallocation of Product quantities shall only occur by mutual agreement of the Parties.

9.                                      DEF and Specialty Products

In the event that the Parties mutually wish to pursue the sale and purchase of Diesel Exhaust Fluid, new nitrogen fertilizer products, or other products developed by Seller or its Affiliates, the Parties intend that such arrangements shall be memorialized in separate agreements from this Agreement.

10.                               Title and Risk of Loss; Deliveries

(a)                                 Title to and risk of loss of Product shall pass from Seller to Buyer as custody of Product passes from Seller to Buyer, Buyer’s customer, or Buyer’s transportation company at the applicable Delivery Point.

(b)                                 Seller shall provide Buyer, or, at Buyer’s direction, Buyer’s transportation company, with the following documents at the time of delivering Product to the Delivery Point: the bill of lading, origin survey and any other customary transport documents to evidence delivery at the Delivery Point.  Safety data sheets for Product can be found at: http://www.cfindustries.com/products_safety-data-sheets.html.

11.                               Indemnity

(a)                                 Seller hereby agrees to protect, defend, indemnify, and hold Buyer, its parent company, partners, subsidiaries and any other Affiliates of Buyer, and their respective directors, officers, employees, attorneys-in-fact, and agents (collectively the “Buyer Indemnitees”) free and harmless from and against any and all Damages incurred by any Buyer Indemnitee and arising in connection with (i) Seller’s breach of any representation or warranty in this Agreement, including the failure of Product to meet the Specifications, (ii) any other breach by Seller in the performance of its covenants and agreements herein, (iii) the operation of any Production Facility, (iv) the transportation, handling, use and sale of Product at or prior to the Delivery Point, or (v) the negligence or willful misconduct of Seller’s employees and Seller’s agents or subcontractors, or any of their employees, in each instance to the fullest extent permitted by law. The duty to defend, protect, indemnify and save the Buyer Indemnitees harmless referred to in the preceding sentence shall remain effective notwithstanding the existence of comparative, concurrent or contributing negligence of any person or entities including, but not limited to, the Buyer Indemnitees, their agents, employees or officers; provided however, that Seller shall not be liable for Damages to the extent resulting from the breach of Buyer’s warranties or covenants herein or the negligence or willful misconduct of the Buyer Indemnitees. Seller’s duty of indemnification shall survive the termination or expiration of this Agreement.

(b)                                 Buyer hereby agrees to protect, defend, indemnify, and hold Seller, its parent company, partners, subsidiaries and any other Affiliates of Seller, and their respective directors, officers, employees, attorneys-in-fact and agents (collectively the “Seller Indemnitees”) free and harmless from and against any and all Damages incurred by any Seller Indemnitee and arising in connection with (i) Buyer’s breach of any representation or warranty in this Agreement, (ii) any other breach by Buyer in the performance of its covenants and agreements herein, (iii) following delivery to Buyer’s transportation company or Buyer at the applicable Delivery Point, the storage, handling, transportation, use, and sale of Product (it being agreed that Buyer’s rights under Sections 4(a) and 4(b) to make Claims of nonconformity to Specifications within 45 days of shipment are not waived hereby), or (iv) the negligence or willful misconduct of Buyer’s employees and Buyer’s agents or subcontractors, or any of their employees, in each instance to the fullest extent permitted by law. The duty to defend, protect, indemnify and save the Seller Indemnitees harmless referred to in the preceding sentence shall remain effective notwithstanding the existence of comparative, concurrent or contributing negligence of any person or entities including, but not limited to, the Seller Indemnitees, their agents, employees or officers; provided however, that Buyer shall not be liable for Damages to the extent resulting from the breach of Seller’s warranties or covenants herein or the negligence or willful misconduct of the Seller Indemnitees. Buyer’s duty of indemnification shall survive the termination or expiration of this Agreement.

(c)                                  IN NO EVENT SHALL EITHER SELLER OR BUYER BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S INDEMNITEES UNDER ANY PROVISION OF THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY INDEMNITY PROVISION HEREOF) FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR SPECIAL DAMAGES IN TORT OR CONTRACT. FURTHERMORE, EXCEPT AS SET FORTH IN ARTICLE 7,

NEITHER SELLER NOR BUYER SHALL BE LIABLE TO THE OTHER PARTY OR THE OTHER PARTY’S INDEMNITEES UNDER ANY PROVISION OF THIS AGREEMENT FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES OR BUSINESS INTERRUPTION. THE PRECEDING SENTENCES SHALL NOT BE CONSTRUED, HOWEVER, AS LIMITING THE OBLIGATION OF EITHER SELLER OR BUYER TO INDEMNIFY THE OTHER PARTY OR THE OTHER PARTY’S INDEMNITEES AGAINST CLAIMS ASSERTED BY THIRD PARTIES, INCLUDING, BUT NOT LIMITED TO, THIRD PARTY CLAIMS FOR PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, OR FOR LOST PROFITS, LOST BUSINESS OPPORTUNITIES OR BUSINESS INTERRUPTION.

(d)                                 If there occurs a third party Claim that either Party asserts is indemnifiable pursuant to Section 11(a) or 11(b), the Party seeking indemnification (the “Indemnified Party”) shall promptly provide notice (the “Notice of Claim”) to the other Party obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder, but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. If the Indemnified Party provides a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that prior to the Indemnifying Party assuming control of such defense, it shall first (i) verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such Claim for indemnification subject to indemnification hereunder and (ii) enter into an agreement with the Indemnified Party in form and substance reasonably satisfactory to the Indemnified Party that unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such Claim or facts giving rise to such Claim for indemnification hereunder, to the extent indemnifiable under this Section 11. After notice from the Indemnifying Party to such Indemnified Party of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnified Party reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to its own defense by counsel (limited to one firm) of its own choosing and at the sole cost and expense of the Indemnifying Party. The Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any Claim shall, except with the written consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnified Party from all liability in respect to such Claim or that does not solely require the payment of money damages by the Indemnifying Party. The Indemnifying Party agrees to afford the Indemnified Party and its counsel the opportunity to be present at, and to participate in, conferences with all persons asserting any Claim against the Indemnified Party or conferences with representatives of or counsel for such persons. In no event shall the Indemnifying Party, without the written consent of the Indemnified Party, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnified Party or (ii) injunctive relief affecting the Indemnified Party.

(e)                                  Upon receipt of a Notice of Claim, the Indemnifying Party, if it does not elect to assume the control of the defense, shall have 20 calendar days to contest its indemnification obligation with respect to such Claim, or the amount thereof, by written notice to the Indemnified Party (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Damage in respect thereof has not yet been determined, such 20 day period in respect of, but only in respect of the amount of the Damage, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnified Party to the Indemnifying Party setting forth the amount of the Damage incurred by the Indemnified Party that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the Claim, and if the objection relates to the amount of the Damages asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnified Party, and any undisputed amount shall be promptly paid over to the Indemnified Party. If no such Contest Notice is given within such 20 day period, the obligation of the Indemnifying Party to pay the Indemnified Party the amount of the Damages set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.

(f)                                   If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnified Party, without waiving its right to indemnification, may assume, at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (iii) the Indemnified Party shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.

(g)                                  The Indemnifying Party shall make any payment required to be made under this Section 11 in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Section that are not paid within seven (7) Business Days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnified Party, immediately upon demand, interest at the Default Rate, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Damages of the Indemnified Party.

12.                               Taxes, Fees and Licenses

Buyer shall pay all taxes, assessments, duties, fees, levies, penalties, licenses or charges imposed by any Governmental Authority, including state tonnage taxes (collectively “Taxes”) which may now or hereafter be imposed on or with respect to Product after the applicable Delivery Point, and Seller shall pay all Taxes which may now or hereafter be imposed on or with respect to Product before or at the Delivery Point. If Seller is required to remit or pay Taxes that are Buyer’s responsibility hereunder, Seller shall include charges for such Taxes in its invoices to Buyer pursuant to Section 6, and Buyer shall reimburse Seller for such Taxes in its payment of such invoices. If Buyer is required to remit or pay Taxes that are Seller’s responsibility hereunder, Buyer shall include charges for such Taxes in its invoices to Seller pursuant to Section 6, and Seller shall reimburse Buyer for such Taxes in its payment of such invoices. Each Party shall take such steps as the other Party reasonably requests and that can be accomplished without cost to mitigate the assessment of Taxes against such requesting Party. Buyer shall obtain, at its expense, any licenses, permits or other registrations required to accept delivery of Product. Seller shall obtain, at its expense, any licenses, permits or other registrations required for the sale of Product.

13.                               Force Majeure

(a)                                 A “Seller Force Majeure Event” shall mean, subject to the terms of this Section 13, an event affecting Seller or an applicable Affiliate, that in either case is beyond the reasonable control of Seller or the applicable Affiliate and that materially limits or wholly prevents the production or delivery of Product to be sold by Seller pursuant to this Agreement, which may include, without limitation: (i) physical events such as act of God, disease, landslides, sinkholes, floods, lightning, earthquakes, fires, storms such as hurricanes and tornadoes, or explosions; (ii) a Change in Law; (iii) strikes, lockouts, combination of workers or other labor difficulties (from whatever cause arising, and whether or not the demands of the employees are reasonable or within Seller’s or one of its Affiliate’s power to satisfy); (iv) terrorist attacks, riots, sabotage, insurrections or wars; (v) breakage or accident to critical machinery or critical equipment (other than because of failure to regularly maintain such machinery or equipment in accordance with standard industry practice); (vi) curtailment or interruption of the supply of natural gas, electricity or other raw materials or services necessary for the production or delivery of Product; and (vii) interruption of rail, barge or road transportation or other rail, barge or road services if due to an event described in clauses (i), (ii), (iii) or (iv). Notwithstanding the foregoing, none of the following shall in any event be deemed to be a Seller Force Majeure Event: (1) an act, omission, event or circumstance that is principally caused as a result of the negligence, willful misconduct or default of Seller or an Affiliate of Seller; (2) any failure by Seller or an Affiliate of Seller to obtain, maintain or renew (as applicable) any licenses, permits or other registrations in the ordinary course required for the production, delivery and sale of Product; and (3) any Major Unplanned Outage.

(b)                                 A “Buyer Force Majeure Event” shall mean, subject to the terms of this Section 13, an event beyond Buyer’s reasonable control that that materially limits or wholly prevents the acceptance by Buyer (or Buyer’s transportation company) of Product to be sold pursuant to this Agreement, which may include, without limitation: (i) physical events such as act of God, disease, landslides, sinkholes, floods, lightning, earthquakes, fires, storms such as hurricanes and tornadoes, or explosions; (ii) a Change in Law; (iii) strikes, lockouts, combination of workers or other labor difficulties (from whatever cause arising, and whether or not the demands of the employees are reasonable or within Buyer’s or an Affiliate’s power to satisfy); (iv) terrorist attacks, riots, sabotage, insurrections or wars; (v) breakage or accident to critical machinery or critical equipment (other than because of failure to regularly maintain such machinery or equipment in accordance with standard industry practice); (vi) curtailment or interruption of the supply of natural gas, electricity or other raw materials or services necessary for the receipt of Product, and (vii) interruption of rail, barge or road transportation or other rail, barge or road services if due to an event described in clauses (i), (ii), (iii) or (iv). Notwithstanding the foregoing, none of the following shall in any event be deemed to be a Buyer Force Majeure Event: (1) an act, omission, event or circumstance that is principally caused as a result of the negligence, willful misconduct or default of Buyer or one of its Affiliates; and (2) any failure by Buyer or one of its Affiliates to obtain, maintain or renew (as applicable) any licenses, permits or other registrations in the ordinary course required for the purchase of Product.

(c)                                  During and to the extent of a Seller Force Majeure Event claimed by Seller, if such Seller Force Majeure Event prevents delivery of Product at or sourced from a particular Production Facility, Seller shall use commercially reasonable efforts to source Product from an alternative Production Facility or any other fertilizer production facility then-owned by Seller or its Affiliates. Seller covenants and agrees that if a Seller Force Majeure Event adversely affects production of Product at a Production Facility or supply of Product to Buyer in accordance with this Agreement (i) to the extent only a portion of production has been affected at a Production Facility, Buyer shall [***], and (ii) Buyer shall [***]. In the event that alternative sourcing is not commercially reasonable, Seller’s obligation to sell and deliver Product from the Production Facility affected by the Seller Force Majeure Event (and Buyer’s corresponding obligation to purchase and accept Product from the Production Facility affected by the Seller Force Majeure Event) shall, subject to Seller’s compliance with this Section 13, be excused to the extent of the Seller Force Majeure Event claimed by Seller.

(d)                                 Seller shall (i) give Buyer notice of any Seller Force Majeure Event claimed by Seller within seven (7) Business Days of the later of (A) the occurrence of the Seller Force Majeure Event and (B) first becoming aware of the existence of such Seller Force Majeure Event; (ii) use commercially reasonable efforts to eliminate the effects of and restore sales and deliveries impaired by the Seller Force Majeure

Event (notwithstanding that the original cause was beyond its reasonable control); (iii) as promptly as possible resume full scale production and keep Buyer regularly informed of all progress in such regard; and (iv) use commercially reasonable efforts to increase the quantity of Product to be delivered to Buyer from or at another Production Facility or after termination of the Seller Force Majeure Event in order to replace the quantity of Product that was not delivered due to such Seller Force Majeure Event; provided, however, that Seller shall not, for the avoidance of doubt, be obliged to increase the Annual Amount in any Contract Year as a result of using commercially reasonable efforts under this subsection (d)(iv).

(e)                                  During and to the extent of a Buyer Force Majeure Event claimed by Buyer, Buyer’s obligation to purchase and accept Product pursuant to this Agreement (and Seller’s corresponding obligation to sell and deliver Product) shall, subject to Buyer’s compliance with this Section 13, be excused. Buyer shall (i) give Seller notice of any Buyer Force Majeure Event claimed by Buyer within seven (7) Business Days of the later of (A) the occurrence of the Buyer Force Majeure Event and (B) first becoming aware of the existence of such Buyer Force Majeure Event; (ii) use commercially reasonable efforts to eliminate the effects of and restore its ability to accept, transport, deliver, store and use Product impaired by the Buyer Force Majeure Event (notwithstanding that the original cause was beyond its reasonable control); and (iii) as promptly as possible resume purchasing and keep Seller regularly informed of all progress in such regard.

(f)                                   If the non-performance of Seller’s Product sale and delivery obligations from a specified Production Facility due to a Seller Force Majeure Event continues on an uninterrupted basis for 365 days, by notice to Seller within 30 days thereafter, Buyer may terminate its purchase obligations as to such Product from such Production Facility to the extent of the quantity that, except for the Seller Force Majeure Event, otherwise would have been delivered at or from such Production Facility.

(g)                                  If the non-performance of Buyer’s Product purchase and acceptance obligations from a specified Production Facility due to a Buyer Force Majeure Event continues on an uninterrupted basis for 365 days, by notice to Buyer within 30 days thereafter, Seller may terminate its delivery and sale obligations as to such Product from such Production Facility to the extent of the quantity that, except for the Seller Force Majeure Event, otherwise would have been delivered at or from such Production Facility.

(h)                                 Notwithstanding the foregoing provisions of this Section 13, neither Seller nor Buyer shall be relieved of any obligation to pay any amounts owed under this Agreement arising prior to or independent from permitted nonperformance under a Seller Force Majeure Event or Buyer Force Majeure Event.

(i)                                     No Seller Force Majeure Event or Buyer Force Majeure Event pursuant to this Section 13 shall operate to extend the term of this Agreement or (except as provided in subsections (f) and (g)) to terminate it.

14.                               Major Unplanned Outages

(a)                                 A “Major Unplanned Outage” means an event, circumstance or outage at a Production Facility that (i) regardless of whether the occurrence of such event is beyond Seller’s or its applicable Affiliates’ reasonable control, materially limits or wholly prevents the production of Product at such Production Facility, (ii) lasts in excess of four (4) weeks, (iii) is not caused by the gross negligence or willful misconduct of Seller, its Affiliates, employees, contractors or agents, (iv) is not a Seller Force Majeure Event, and (v) is notified to Buyer by Seller to be a Major Unplanned Outage.

(b)                                 During and to the extent of a Major Unplanned Outage, if such Major Unplanned Outage prevents delivery of Product at or sourced from a particular Production Facility, Seller shall use commercially reasonable efforts to source Product from an alternative Production Facility or any other fertilizer production facility then-owned by Seller or its Affiliates. Seller covenants and agrees that if a Major Unplanned Outage adversely affects production of Product at a Production Facility or supply of Product to Buyer in accordance with this Agreement (i) to the extent only a portion of production has been affected at a Production Facility, Buyer shall [***], and (ii) Buyer shall [***]. In the event that alternative sourcing is not commercially reasonable, Seller’s obligation to sell and deliver Product from the Production Facility affected by the Major Unplanned Outage (and Buyer’s corresponding obligation to purchase and accept Product from the Production Facility affected by the Major Unplanned Outage) shall, subject to Seller’s compliance with this Section 14, be excused to the extent of the Major Unplanned Outage except as provided in subsections (c), (d) and (e).

(c)                                  Seller shall (i) use commercially reasonable efforts to eliminate the effects of and restore sales and deliveries impaired by the Major Unplanned Outage; (ii) as promptly as possible resume full scale production and keep Buyer regularly informed of all progress in such regard; and (iii) use commercially reasonable efforts in such Contract Year to increase the quantity of Product to be delivered to Buyer from or at another Production Facility or after termination of the Major Unplanned Outage in order to replace the quantity of Product that was not delivered due to such Major Unplanned Outage.

(d)                                 If Seller fails to deliver any Product at a Delivery Point in accordance with a Monthly Schedule as the result of a Major Unplanned Outage, then Buyer shall have the right to purchase such Product from a third party and Seller shall be liable to Buyer for the excess of (i) the amount actually paid by Buyer for such Product, less (ii) the amount otherwise payable to Seller under this Agreement for such Product, plus reasonable costs and expenses. Buyer shall use commercially reasonable efforts to mitigate such amount.

(e)                                  “Deficiency Amount” means an amount of Product measured in nutrient tons that Seller has failed to deliver in a Contract Year as the result of a Major Unplanned Outage and to which Buyer was otherwise entitled under a Monthly Schedule, less any nutrient tons of Product that Buyer has elected to purchase pursuant to subsection (d) and for which Seller has paid corresponding amounts due to Buyer pursuant to subsection (d).

(i)                                     For any Contract Year in which there is a Deficiency Amount, the total Annual Amount of Product for the subsequent Contract Year as measured in nutrient tons (i.e. the Annual Amount of Urea measured in nutrient tons plus the Annual Amount of UAN measured in nutrient tons) shall be increased in an amount equal to the lesser of (x) such Deficiency Amount plus any residual Deficiency Amounts carried over from prior Contract Years, or (y) 30,000 nutrient tons. The division of any such increase in the Annual Amount of nutrient tons as between each Product in such subsequent Contract Year shall be at Buyer’s option communicated to Seller no later than January 31 of such subsequent Contract Year.  The Parties shall use commercially reasonable efforts to determine the Production Facilities and Months in which such increase in nutrient tons shall be delivered; provided that unless otherwise agreed to by Seller, no more than 20,000 nutrient tons shall be allocated to any one Production Facility.

(ii)                                  Any quantity of Deficiency Amount from a Contract Year that has not been used to increase the Annual Amount of Product nutrient tons in the subsequent Contract Year as the result of the 30,000 nutrient ton cap provided in clause (i), shall be carried over into succeeding Contract Years and added to the Annual Amount of Product nutrient tons in those Contract Years pursuant to the limitations set forth in clause (i) until such quantity of Deficiency Amount has been reduced to zero. For the avoidance of doubt, it is the intent of this subsection (e) to ensure that Buyer has the opportunity to purchase in subsequent Contract Years any Deficiency Amount of Product.

(f)                                   Seller shall give notice to Buyer, as soon as reasonably practicable, after first becoming aware of the existence of an outage affecting production equipment that will or could, with the passage of time, become a Major Unplanned Outage.

(g)                                  Notwithstanding the foregoing provisions of this Section 14, neither Seller nor Buyer shall be relieved of any obligation to pay any amounts owed under this Agreement arising prior to or independent from permitted nonperformance under a Major Unplanned Outage.

(h)                                 No Major Unplanned Outage pursuant to this Section 14 shall operate to extend the term of this Agreement.

15.                               Warranty

Seller represents and warrants that (i) at the time of delivery to the applicable Delivery Point, Product will conform to the applicable Specifications, and (ii) Seller will convey good and marketable title to Product, free and clear of any and all liens, mortgages, security interests, charges or other encumbrances. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER ASSUMES NO OTHER LIABILITY WITH RESPECT TO PRODUCT AND MAKES NO OTHER WARRANTY WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, EXPRESSED OR IMPLIED, WITH RESPECT THERETO.

16.                               Default and Remedies

(a)                                 Events of Default. An event of default (“Event of Default”) as to a Party shall be deemed to have occurred upon the following:

(i)                                     Such Party fails to make payment of an amount which is due to the other Party and such failure extends for more than 10 Business Days after notice by such other Party.

(ii)                                  Such Party experiences a Bankruptcy Event.

(iii)                               Such Party fails to perform any of its covenants or obligations (other than obligations which are addressed in clause (a)(i)) in accordance with this Agreement and such failure is not cured within 30 days after the defaulting Party’s receipt of notice of such failure from the non-defaulting Party.

(b)                                 Remedies. Upon the occurrence of an Event of Default as provided in Section 16(a) above, the non-defaulting Party may suspend performance of its obligations hereunder with respect to the defaulting Party (including as to the specific defaulted obligation of the defaulting Party but otherwise performing and requiring performance of the remainder of the obligations), terminate this Agreement with respect to the defaulting Party, or take any other action (including Claim for damages) or pursue any other right available to it under this Agreement, at law or in equity; provided however, that no Party may terminate this Agreement while the resolution of any Dispute is pending pursuant to Section 20(b) (whether by mini-trial or lawsuit) contesting a Party’s right to terminate. Remedies provided herein are cumulative and the exercise of one shall not limit, waive or preclude the exercise of other remedies at the same time or subsequently.

17.                               Representations and Warranties

Each Party hereby warrants to the other Party that:

(a)                                 it is duly incorporated and existing in accordance with the laws of its jurisdiction of incorporation or organization and is duly qualified to do business under the laws of such jurisdiction and each other jurisdiction in which such qualification is required;

(b)                                 it has capacity and has obtained all necessary authorization (if any) to enter into this Agreement and to undertake all of the obligations anticipated hereby;

(c)                                  that the execution and delivery of this Agreement by it and the performance of its obligations under this Agreement do not and shall not violate, conflict with or result in a breach of any decree, memorandum and/or articles of incorporation or organization, charter, by-law, law, contract or obligation to which it is a party or by which it is bound; and

(d)                                 this Agreement constitutes its legally valid and binding obligation enforceable against it in accordance with its terms.

18.                               Coordination and Review

(a)                                 Following the Delivery Commencement Date, representatives of the Parties shall meet each quarter, via teleconference or in person, during the term at a mutually acceptable time and place to review and coordinate the operational aspects of each Party’s performance of its obligations under this Agreement, Planned Outages and the responses to Major Unplanned Outages and any Seller Force Majeure Events or Buyer Force Majeure Events, if applicable. A representative of Seller shall chair such meetings. Seller shall regularly and promptly keep Buyer advised of changes in the expected duration of Seller Force Majeure Events and Major Unplanned Outages affecting the supply of Product.

(b)                                 Representatives of the Parties shall meet in person twice in each Contract Year at a mutually acceptable time and place to review the administration and overall workings of this Agreement, including any conflicts that have arisen thereunder.

19.                               Confidentiality

(a)                                 Each Party shall keep and maintain, and shall cause its officers, employees, agents and contractors to keep and maintain, the confidentiality of all information contained in or relating to the performance of this Agreement or about the other Party and shall not disclose any information to a third party except to the extent necessary to perform its obligations or to enforce its rights under this Agreement and except that neither Party shall have any obligation of confidentiality with respect to information that (a) is generally available to the public, (b) is or becomes known to such Party through sources not bound by any obligation of confidentiality, or (c) is required to be disclosed under applicable law, legal process or rules of any securities exchange. In the event that a Party is required by Legal Requirement to disclose any such information relating to this Agreement, the Party shall provide the other Party with prompt notice of such Legal Requirement, unless legally prohibited from doing so. In the case of legal process (which includes any judicial, administrative or governmental proceeding), the other Party may seek a protective order or other appropriate remedy, at its expense, and/or waive compliance with this Agreement, and the first Party will make a reasonable effort to assist the other Party in seeking such protective order or other remedy, unless legally prohibited from doing so. If such protective order or other remedy is not obtained, or the first Party waives compliance with the provisions of this Agreement, the Party will furnish only that portion of information which is lawfully required or requested, and the Party will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to all such documents, data, or information which is disclosed. Notwithstanding the foregoing, either Party may disclose information of the type described in this Section 19 to such Party’s professional advisors (including attorneys, accountants and auditors) so long as such professional advisors are made aware of the confidentiality obligations set forth in this Section 19.

(b)                                 Seller shall establish and implement customary measures to insure that only Seller’s personnel responsible for the production and delivery of Product in accordance with this Agreement shall have access to Buyer’s Forecasts and the Monthly Schedule. Buyer shall establish and implement customary measures to insure that only Buyer’s personnel responsible for arranging for the purchase of Product in accordance with this Agreement shall have access to Seller’s schedule of Planned Outages.

20.                               Dispute Resolution and Governing Law

(a)                                 This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York, without reference to conflicts of law principles that could mandate the application of the laws of another jurisdiction. The United Nations Convention on the International Sale of Goods shall not apply.

(b)                                 Except for matters subject to resolution pursuant to subsection (c) and except for a Party’s right to seek injunctive relief pursuant to Section 20, in the event of any dispute arising out of, or relating to, this Agreement or the breach, termination or validity thereof (“Dispute”), the Parties agree: first, to submit the Dispute for review by representatives from each Party, who shall meet promptly after the Dispute first arising at a mutually acceptable time, in person, to discuss in good faith and seek resolution of the applicable Dispute, and second, if the foregoing resolution procedure is unsuccessful within 45 days of the first meeting of the applicable representatives, to submit the Dispute for resolution by “mini-trial”, unless they agree that such procedure is inappropriate for the matter in controversy. Such mini-trial shall be conducted in accordance with the International Institute for Conflict Prevention and Resolution (CPR) Mini Trial Agreement for Business Disputes before a panel consisting of an executive with full decision-making authority from each Party and neutral mediator selected jointly by the Parties. Limited discovery shall be permitted as agreed by the Parties. The mini-trial shall be conducted in New York, New York, at an agreed time, place and date. Arguments may be presented by counsel or others as each Party deems appropriate. Each Party shall have no more than three hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and argument. No recording of the proceeding shall be permitted. The executives may have present and consult with other advisors as deemed appropriate. Such proceeding shall be confidential and, unless a mutually agreeable settlement is reached, no portion of the proceeding shall be binding on either Party or used for any purpose in any subsequent proceeding. If a mutually agreeable settlement is reached, the panel shall prepare or cause to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each Party and shall be enforceable by, and binding upon, each Party. In the event a mutually agreeable settlement is not reached through use of the mini-trial proceeding or within 120 days of the initiation of the mini-trial procedure, any Party may initiate legal proceedings in accordance with subsection (d). The neutral mediator shall be disqualified as a witness, consultant or expert in any subsequent proceeding. Performance of the Parties’ obligations to sell and purchase under this Agreement shall not be suspended pending resolution of any Dispute by mini-trial pursuant to this Section 20(b), or any lawsuit brought by a Party contesting a Party’s right to terminate or suspend performance because of breach or otherwise.

(c)                                  Any Dispute relating solely to an invoice dispute under Section 6 or a price calculation under Section 5 or Exhibit 2 shall be resolved by submitting the dispute to an independent accounting firm, acceptable to both Parties, which is not at the time of the Dispute engaged by, and which for two (2) years prior to the applicable Dispute has not been engaged by, either Party other than to determine Disputes hereunder (the “Neutral Accounting Arbitrator”), whose charges shall be borne one half by Seller and one half by Buyer. The Parties shall submit all information requested by the Neutral Accounting Arbitrator, whose decision except in cases of manifest error shall be final and unappealable. Each Party shall submit to the Neutral Accounting Arbitrator any information or documents requested by the other Party in connection with such Dispute.

(d)                                 Subject to subsection (b) and (c), in any action or proceeding relating to a Dispute, each Party irrevocably and unconditionally submits to the general jurisdiction of the courts of the United States of America sitting in New York, New York and consents and agrees that any such action or proceeding may be brought in such courts and waives any objection that it may have to the venue of such courts, including but not limited to on the basis of inconvenient forum. Each Party further waives any right to jury trial in any such court in any action or proceeding arising under or relating to this Agreement.

21.                               Injunctive Relief

The Parties acknowledge and agree that violations of any of (i) the Parties’ respective purchase and sale obligations under this Agreement, including scheduling requirements under Section 7, or (ii) the Parties’ respective confidentiality obligations under Section 19, may result in losses to Buyer or Seller, as the case may be, for which liquidated damages or other monetary relief may not be adequate. Accordingly, the Parties agree that Buyer or Seller, as the case may be, shall be entitled to injunctive and other equitable relief, without the posting of a bond, in the event of a threatened or actual breach of any of the obligations set forth in clauses (i) and (ii) of the immediately preceding sentence, which injunctive relief shall be in addition to and not in lieu of other remedies available under this Agreement

22.                               Miscellaneous

(a)                                 Notices. Notices required or permitted hereunder shall be in writing, in English, and shall be deemed given when sent by recognized courier service to the address set forth below or to such other address (and by such other means) as either Party shall notify to the other:

If to Seller:

CF Industries Nitrogen, LLC

Attn: Senior Vice President, Sales, Distribution and Market Development

4 Parkway North, Suite 400

Deerfield, IL 60015-2590

With copy to:

CF Industries Nitrogen, LLC

Attn: General Counsel

4 Parkway North, Suite 400

Deerfield, IL 60015-2590

If to Buyer:

CHS Inc.
Attention: Vice President, Crop Nutrients

5500 Cenex Drive
Inver Grove Heights, MN 55077-1733

With copy to:

CHS Inc.
Attention: Legal Department

5500 Cenex Drive
Inver Grove Heights, MN 55077-1733

(b)                                 Bankruptcy Matters.  This Agreement and all transactions entered into hereunder constitutes a “forward contract” or a “swap agreement” within the meaning of the United States Bankruptcy Code (11 U.S.C. Section 101 (2000)); each Party is a “swap participant” within the meaning of the United States Bankruptcy Code with respect to any transaction that constitutes a “swap agreement”; each Party is a “forward contract merchant” within the meaning of the United States Bankruptcy Code with respect to any transactions that constitute “forward contracts”; all payments made or to be made by one Party to the other Party pursuant to this Agreement constitute “settlement payments” within the meaning of the United States Bankruptcy Code; each Party’s rights under Section 16(b) to terminate this Agreement constitutes a “contractual right to liquidate” the transactions within the meaning of the United States Bankruptcy Code; and this Agreement constitutes a master netting agreement as defined within the meaning of the United States Bankruptcy Code, as amended.

(c)                                  No Third-Party Rights. This Agreement is intended solely for the benefit of the Parties, their direct and indirect Affiliates, and their respective successors, permitted assignees and legal representatives, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Parties.

(d)                                 Assignment.

(i)                                     This Agreement may not be assigned by Seller without the written consent of Buyer not to be unreasonably withheld, and this Agreement may not be assigned by Buyer except in accordance with Section 22(d)(ii); provided, however, notwithstanding the foregoing, either Seller or Buyer may assign this Agreement to an Affiliate of the assigning Party without the consent of the non-assigning Party so long as the assigning Party remains primarily liable hereunder.

(ii)                                  Buyer may assign this Agreement to any person or entity, without the consent of Seller, that:

(1)                                 has a creditworthiness that is equivalent to or greater than Buyer; provided, however, that such creditworthiness shall be conclusively established if the proposed assignee has a tangible net worth, or is guaranteed by a person with either a tangible net worth, of at least US$2 billion or a credit rating of at least “BBB-” by S&P or “Baa3” by Moody’s; and

(2)                                 is not a Seller Competitor.

(e)                                  Waivers. No waiver by any Party of any breach of any promise, commitment, covenant, condition or obligation contained in this Agreement to be performed or fulfilled by the other Party shall be construed as any waiver of any succeeding breach of or failure to fulfill the same or any other promise, commitment, covenant, condition or obligation. All waivers must be in writing and executed by the Party against whom they are to be enforced.

(f)                                   Entirety and Conflict. This Agreement sets out the entire understanding and agreement among the Parties as to the subject matter hereof and supersedes all prior negotiations, commitments and writings pertaining to such subject matter. For the avoidance of doubt, nothing in this Agreement is intended to override any other agreement entered into between the Parties and which does not directly address the Parties’ respective obligations to purchase and sell Product hereunder.

(g)                                  Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument, and may be executed through electronic facsimile.

(h)                                 Preparation. This Agreement was negotiated and prepared by the Parties with advice of counsel to the extent deemed necessary by each Party, and was not prepared by any Party to the exclusion of the other and, accordingly, should not be construed against any Party by reason of its preparation.

(i)                                     Amendment. No modification or amendment of this Agreement shall be binding unless made specifically in writing and duly executed by the authorized representatives of both Parties.

(j)                                    Insurance.

(i)                                     Seller shall, at its own expense, effect and maintain or cause to be maintained for the duration of this Agreement on the Seller’s behalf:

(1)                                 Commercial General Liability & Umbrella/Excess Liability insurance with minimum annual limits of $25,000,000 per occurrence for bodily injury and property damage, including coverage for contractual liability and products/completed operations;

(2)                                 Workers’ Compensation and Employer’s Liability insurance and such other forms of insurance which Seller is required to maintain in order to comply with Applicable Law and any statutory limits under workers’ compensation laws in all applicable States;

(3)                                 Commercial property insurance including business interruption coverage; and

(4)                                 upon request by Buyer, Seller shall provide Buyer with a certificate of insurance, executed by a duly authorized representative of each insurer, evidencing full compliance with the insurance requirements set forth herein.

(ii)                                  Buyer shall, at its own expense, effect and maintain for the duration of this Agreement on the Buyer’s own behalf:

(1)                                 Commercial General Liability & Umbrella/Excess Liability insurance with minimum annual limits of $25,000,000 per occurrence for bodily injury and property damage, including coverage for contractual liability and products/completed operations;

(2)                                 Workers’ Compensation and Employer’s Liability insurance and such other forms of insurance which Buyer is required to maintain in order to comply with Applicable Law and any statutory limits under workers’ compensation laws in all applicable States;

(3)                                 Commercial property insurance including business interruption coverage; and

(4)                                 upon request by Seller, Buyer shall provide Seller with a certificate of insurance, executed by a duly authorized representative of each insurer, evidencing full compliance with the insurance requirements set forth herein.

(k)                                 Prohibition of Bribery and Other Payments. Each Party warrants that in the performance of its obligations under this Agreement it will comply with the anti-bribery laws of the countries in which it operates and those which may apply to performance of its obligations under this Agreement. Without limitation of the foregoing, neither Party may directly or indirectly:

(i)                                     offer, promise or provide (or cause to be offered, promised or provided) anything of value to a Public Official in order to influence official action or to any person to induce them to perform any obligation under or in connection with this Agreement in contravention of anti-bribery laws or otherwise improperly reward them for doing so; or

(ii)                                  request or accept anything of value to be induced or rewarded to perform any obligation under or in connection with this Agreement.

(l)                                     Compliance with Laws Generally. The Parties shall perform all of their respective obligations under this Agreement in compliance with all Legal Requirements.

(m)                             Severability. If any term or other provision of this Agreement is found to be invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Nitrogen Fertilizer Purchase Agreement by their duly authorized representatives as of the day and year stated above.

CF INDUSTRIES NITROGEN, LLC

By:	/s/ W. Anthony Will
Name:	W. Anthony Will
Title:	President and Chief Executive Officer

CHS INC.

By:	/s/ Carl M. Casale
Name:	Carl Casale
Title:	President and Chief Executive Officer

EXHIBIT 1

1.                                                  UAN (580,000 Short Tons)

Short Tons	Production Facility
215,000	Donaldsonville, LA
105,000	Port Neal, IA
100,000	Woodward, OK
10,000	Yazoo City, MS
150,000	Verdigris, OK

2.                                                  Urea (1,095,000 Short Tons)

Short Tons	Production Facility
505,000	Port Neal, IA(1)
490,000	Donaldsonville, LA
100,000	Medicine Hat, AB

(1)         [***]

Ex. 1-1

EXHIBIT 2

PURCHASE PRICE CALCULATION

The Purchase Price to be paid by Buyer for each Short Ton of Product delivered at or shipped from a given Production Facility during a Delivery Month shall equal (i) the Market Price for such Product at such Production Facility for such Month, plus (ii) the Applicable Freight Charge in cases where Buyer elects to have Seller deliver such Product to a Buyer Facility.

“Market Price” means [***].

[***], “Third Party Sales” means [***].

“Applicable Freight Charge” means in cases where Buyer elects to have Seller ship Product from the relevant Production Facility and deliver it to a Delivery Point at a Buyer Facility, Seller’s actual freight cost of delivery to such Buyer Facility, including any incremental actual freight costs resulting from the diversion of Product in transit pursuant to Section 7(d).

[***]

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Ex. 2-1

EXHIBIT 3

SELLER COMPETITORS

[***]

THE REMAINDER OF THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Ex. 3-1

EXHIBIT 4

PRODUCTION ECONOMIC COST

The Production Economic Cost attributable to deliveries of Urea and UAN from each Production Facility in a given Delivery Month shall be determined using the following formula and matrices:

[***]

Product	Urea	UAN
Gas Reference Price	Price per MMBtu at applicable Production Facility as provided below	Price per MMBtu at applicable Production Facility as provided below
[***]	[***]	[***]
[***]	[***]	[***]

Urea

Production Facility	Gas Reference Price
Port Neal, IA	[***]
Donaldsonville, LA	[***]
Medicine Hat, AB	[***]

UAN

Production Facility	Gas Reference Price
Donaldsonville, LA	[***]
Port Neal, IA	[***]
Woodward, OK	[***]
Yazoo City, MS	[***]
Verdigris, OK	[***]

[***]

THE REMAINDER OF THIS PAGE AND THE FOLLOWING PAGE HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Ex. 4-1